Exhibit (h)(4)

APPENDIX A

TO THE TRANSFER AGENCY AND SERVICES AGREEMENT

LIST OF PORTFOLIOS

Amended June 29, 2011

BBH Core Select	Class N Shares

Retail Class

BBH International Equity Fund	Class N Shares

Class I Shares

BBH Broad Market Fund	Class N Shares

Class I Shares

BBH Money Market Fund	Regular Shares

Institutional Shares

BBH Intermediate Municipal Bond Fund	Class N Shares

Class I Shares

Retail Class